Exhibit 10.19

EXECUTION VERSION

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (this “Agreement”) is made as of December 23, 2022 by and between:

(1)	New Ruipeng Pet Group Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”);

(2)	Each of the entities listed in Schedule 1 (each a “Major Subsidiary” and collectively the “Major Subsidiaries”; together with the Company, the “Warrantors”); and

(3)	NESTLE TREASURY CENTRE - MIDDLE EAST & AFRICA LTD., a company incorporated in Dubai International Financial Center (the “Purchaser”).

The Warrantors and the Purchaser may hereinafter be collectively referred to as the “Parties”, and each as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company expects to file a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the initial public offering by the Company of American Depositary Shares (“ADSs”) representing ordinary shares of par value US$0.000001 per share (such ordinary shares, “Ordinary Shares”) of the Company as specified in the Registration Statement (this offering, or another initial public offering of the Company’s ADSs or Ordinary Shares on an internationally recognized stock exchange, the “Offering”); and

WHEREAS, the Purchaser wishes to invest in the Company by acquiring a convertible note, in the form attached hereto as Exhibit A (the “Note”), in a transaction exempt from registration pursuant to Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

ISSUANCE AND PURCHASE

Section 1.1     Issuance and Purchase of the Note. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), the Note, for an aggregate purchase price of US$50,000,000 (the “Purchase Price”).

Section 1.2     Closing.

(a)     Closing. The closing of the sale and purchase of the Note pursuant to Section 1.1 (the “Closing”) shall take place remotely on a date mutually agreed by the Parties as soon as practicable and in any case within twenty (20) Business Days after the satisfaction or waiver of the conditions as set forth in ARTICLE III and ARTICLE IV (other than those conditions that by their terms cannot be satisfied until Closing but subject to them having been satisfied or otherwise waived on Closing), or at such other time and place as mutually agreed by the Parties (the date of Closing, the “Closing Date”) via the exchange of documents and signatures. “Business Day” means any day that is not a Saturday, a Sunday, a public holiday or another day on which commercial banks in Vevey (Switzerland), the PRC, the Cayman Islands or the Hong Kong Special Administrative Region are closed.

(b)     Payment and Delivery. At the Closing, the following events shall occur simultaneously: (i) the Purchaser shall (x) pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account designated in writing at least five (5) Business Days in advance by the Company and (y) deliver to the Company the duly executed deed of adherence in the form of Exhibit B dated the Closing Date (the “Deed of Adherence”), in addition to any item the delivery of which is made an express condition pursuant to ARTICLE IV, and (ii) the Company shall deliver to the Purchaser, in addition to any item the delivery of which is made an express condition pursuant to ARTICLE III, the duly executed Note, dated the Closing Date, with an aggregate principal amount of the Purchase Price, free and clear of Encumbrances.

Section 1.3     Reliance on Regulation S. The purchase, issuance, sale and delivery of the Note shall be made pursuant to and in reliance upon Regulation S. Each of the terms of “United States”, “U.S. Person”, “Directed Selling Efforts”, “Offshore Transaction”, “Foreign Issuer” used in this Agreement has the meaning assigned to it under Regulation S.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of the Warrantors. The Warrantors jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, each of the following statements in this Section 2.1 (collectively referred to as “Fundamental Warranties”, and each, a “Fundamental Warranty”) and the statements set forth in Schedule 3 is true, accurate and not misleading. In this Agreement, any reference to the “knowledge” of a Party means such Party’s reasonable knowledge after due and diligent inquiries of officers, directors and employees of such Party reasonably believed to have knowledge of the matter in question.

(a)     Due Formation. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Cayman Islands, with requisite power and authority (corporate and other) to own, lease or operate its properties and conduct its business as now conducted. Each of the other Group Companies is duly organized, validly existing and qualified to transact business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the conduct of their respective businesses or their respective ownership, leasing or operation of property requires such qualification.

(b)     Subsidiaries. The information relating to the structure of the Group included in the Disclosed Information as fairly disclosed was prepared in compliance with the Securities Act and U.S. securities laws and regulations (including applicable stock exchange requirements), to the extent applicable (the “Group Chart”), and is true and correct as of the date hereof and the Closing Date.

(c)     Authority. Each of the Warrantors has the requisite corporate power and authority to enter into, execute and deliver this Agreement and other Transaction Documents to which it is a party, and each agreement, certificate, document and instrument to be executed and delivered by each of the Warrantors pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Warrantors of the Transaction Documents, any agreements, certificates, documents and instruments to be executed and delivered by each of Warrantors pursuant to this Agreement and other Transaction Documents to which it is a party and the performance by each of the Warrantors of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(d)     Valid Agreement. The Transaction Documents to which any Warrantor is a party have been duly executed and delivered by such Warrantor and constitute the legal, valid and binding obligations of such Warrantor, enforceable against such Warrantor in accordance with the terms of each such Transaction Document, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e)     Capitalization. Immediately prior to the Closing, the authorized share capital of the Company is US$50,000.00 divided into 50,000,000,000 shares, comprising of 47,847,597,810 Class A Ordinary Shares of a nominal or par value of US$0.000001 each, and 2,152,402,190 Class B Ordinary Shares, of a nominal or par value of US$0.000001 each. Immediately prior to the Closing, 11,845,433,566 Class A Ordinary Shares and 1,718,846,894 Class B Ordinary Shares are issued and outstanding. Except as fairly disclosed in the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any equity interest or registered capital of any Group Company, and none of the Group Companies has any outstanding bonds, debentures, notes or other obligations, the holder of which have the right to vote with the shareholders of the Group Companies on any matter.

(f)     Valid Issuance of Shares. All issued and outstanding shares of capital stock of the Company and the outstanding share capital or registered capital of each other Group Company, have been duly and validly issued, fully paid, and non-assessable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Such shares and all outstanding options and other securities of the Company and each other Group Company have been issued and/or will have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations.

(g)     Non-Contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Group Companies or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any Group Company is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which any of the Group Companies is a party or by which the Group Company is bound or to which the Group Companies’ assets are subject. There is no action, suit or proceeding, pending or, to the knowledge of the Warrantors, threatened against any of the Group Companies that questions the validity of this Agreement or any other Transaction Document or the right of the Warrantors to enter into this Agreement or any other Transaction Document to consummate the transactions contemplated hereby or thereby.

(h)     Due Issuance of the Note and the Conversion Shares. The issuance of the Note and the Conversion Shares (as defined in the Note) will have been duly authorized upon Closing and, when issued and delivered to the Purchaser, will be validly issued, fully paid and non-assessable, free and clear of all Encumbrances except as imposed by appliable securities laws, and will be issued in compliance with all applicable federal and state securities laws, and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Conversion Shares, free and clear of all Encumbrances except as imposed by appliable securities laws.

(i)     Insolvency. None of the Significant Subsidiaries (as defined in the Note) and any other Group Companies listed in the Group Chart is unable to pay its debts as and when they fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets. To the knowledge of the Warrantors, none of any other Group Companies is unable to pay its debts as and when they fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets except as would not reasonably be expected to have a Material Adverse Effect.

(j)     Securities Laws. (a) No Directed Selling Efforts into the United States with respect to the Note have been made by the Company, any of its Affiliates, or any person acting on its behalf, and (b) none of the foregoing persons has taken any actions that would result in the sale of the Note to the Purchaser under this Agreement requiring registration under the Securities Act or any U.S. state securities laws. The Company is a Foreign Issuer.

(k)     No Registration. No registration under the Securities Act is required for the offer and sale of the Note by the Company to the Purchaser as contemplated hereby.

(l)     Consents and Approvals. Neither the execution and delivery by the Warrantors of this Agreement or any other Transaction Document, nor the consummation by the Warrantors of any of the transactions contemplated hereby or thereby, nor the performance by the Warrantors of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Entity, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(m)     Holding Companies. Except as fairly disclosed in the Disclosure Schedule, none of the Group Companies incorporated outside the PRC (i) is engaged in any business other than holding equity interests in another Group Company or (ii) has or has had any employees.

Section 2.2     Representations and Warranties of the Purchaser. The Purchaser represents and warrants, to the Company, as of the date hereof and as of the Closing Date that each of the following statements is true, accurate and not misleading:

(a)     Due Formation. The Purchaser is duly organized, validly existing and in good standing (or the foreign equivalent to the extent the concept is applicable in such jurisdiction) in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)     Authority. The Purchaser has the requisite corporate or other applicable organizational power and authority to enter into, execute and deliver this Agreement, other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder. All corporate or other applicable organizational action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, other Transaction Documents and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to the Transaction Documents and the performance of all obligations of the Purchaser hereunder and thereunder have been taken and no other corporate or other applicable organizational proceedings on the part of the Purchaser, its officers, directors or shareholders are necessary to authorize and approve the Transaction Documents or the transactions contemplated hereby and thereby.

(c)     Valid Agreement. This Agreement and other Transaction Documents to which the Purchaser is a party have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)     Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or any other Transaction Document, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Document in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Entity, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(e)     Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Note and the Conversion Shares.

(f)     Purchase Entirely for Own Account. The Purchaser hereby confirms that the Note and the Conversion Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or direct or indirect arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Note or any of the Conversion Shares.

(g)     No General Solicitation. The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts in the United States.

(h)     Offshore Transaction. The Purchaser is acquiring the Note in an Offshore Transaction in reliance upon the exemption from registration provided by Regulation S, and specifically:

(i)     at the time of offering to the Purchaser and communication of such Purchaser’s order to purchase the Note and at the time of such Purchase’s execution of this Agreement, the Purchaser or persons acting on the Purchaser’s behalf in connection therewith were located outside the United States; and

(ii)     on Closing Date, the Purchaser or persons acting on the Purchaser’s behalf in connection therewith will be located outside the United States.

(i)     Non U.S. Person. The Purchaser certifies it is not a U.S. Person and is not acquiring the Note or the Conversion Shares for the account or benefit of any U.S. Person.

ARTICLE III

CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE CLOSING

The obligation of the Purchaser to purchase the Note at the Closing is subject to the fulfillment, to the satisfaction of the Purchaser, or waiver by the Purchaser, on or prior to the Closing, of the following conditions:

Section 3.1     Representations and Warranties True and Correct. The representations and warranties contained in Schedule 3 and Section 2.1 shall be true, correct and not misleading when made as of the date hereof, and shall be true, correct and not misleading as of the Closing Date.

Section 3.2     Performance of Obligations. Each Group Company that is a party to any Transaction Document shall have performed and complied with all agreements, obligations and covenants contained in such Transaction Document that are required to be performed or complied with by it on or before the Closing, and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

Section 3.3     Deed of Adherence. The entry into of the Deed of Adherence by the Purchaser shall have been duly approved by the shareholders of the Company in accordance with the Shareholders’ Agreement (including in accordance with the requirements set forth in Section 8 (Amendment and Termination) of the Shareholders’ Agreement).

Section 3.4     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Transaction Documents and all documents and instruments incident to such transactions to be passed, have been executed and/or delivered by each Group Company that is a party to any Transaction Document.

Section 3.5     No Prohibitions. There shall not have been any Governmental Order or any condition imposed under any laws which would (a) prohibit or restrict (i) the sale and issuance of the Note or (ii) the consummation of the transactions contemplated by the Transaction Documents, (b) subject the Purchaser or any Group Company to any material penalty or onerous condition under or pursuant to any law if the Note was to be sold and/or issued hereunder or (c) restrict the operation of any Group Companies in any material respect.

Section 3.6     No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

Section 3.7     Compliance Certificate. At the Closing, the Company shall deliver to the Purchaser a certificate, dated as of the Closing Date, certifying that all the conditions specified in this ARTICLE III (other than Section 3.5) have been fulfilled.

Section 3.8     Opinion of Company’s Cayman Counsel. The Purchaser shall have received from the Cayman Islands counsel to the Company a legal opinion addressed to the Purchaser, dated as of Closing, in form and substance reasonably satisfactory to the Purchaser.

ARTICLE IV

CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligation of the Company to issue the Note at the Closing is subject to the fulfillment, to the satisfaction of the Company, or waiver by the Company, on or prior to the Closing, of the following conditions:

Section 4.1     Representations and Warranties True and Correct. The representations and warranties contained in Section 2.2 shall be true, correct and not misleading when made as of the date hereof, and shall be true, correct and not misleading as of the Closing Date.

Section 4.2     Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and covenants contained in the Transaction Document that are required to be performed or complied with by it on or before the Closing, and shall have obtained all approvals, consents, waivers and qualifications necessary to complete the transactions contemplated hereby.

Section 4.3     Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Transaction Documents and all documents and instruments incident to such transactions to be passed, have been executed and/or delivered by the Purchaser.

Section 4.4     No Prohibitions. There shall not have been any Governmental Order or any condition imposed under any laws which would (a) prohibit or restrict (i) the sale and issuance of the Note or (ii) the consummation of the transactions contemplated by the Transaction Documents, (b) subject the Purchaser or any Group Company to any material penalty or onerous condition under or pursuant to any law if the Note was to be sold and/or issued hereunder or (c) restrict the operation of any Group Companies in any material respect.

Section 4.5     Compliance Certificate. At the Closing, the Purchaser shall deliver to the Company a certificate, dated as of the Closing Date, certifying that all the conditions specified in this ARTICLE IV (other than Section 4.4) have been fulfilled.

ARTICLE V

COVENANTS

Section 5.1     Lock-up. The Purchaser shall, in connection with the Offering and if so requested by the Company, execute a separate lock-up undertaking (the “Lock-up Agreement”) in favor of the Company in respect of the Conversion Shares held by it for a period of no more than six (6) months (the “Lock-up Period”) after the Offering, which undertaking shall be consistent with the lock-up undertakings agreed and given by all other investor shareholders of the Company.

Section 5.2     Distribution Compliance Period. The Purchaser agrees not to resell, pledge or transfer the Note within the United States or to any U.S. Person, as each of those terms is defined in Regulation S, during the forty (40) days following the Closing Date except pursuant to an exemption from, or in a transaction not subject to, the registration requirement under the Securities Act and applicable U.S. state law.

Section 5.3     Further Assurances. The Warrantors shall use their best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby as soon as practicable after the date of this Agreement. Each Party shall from time to time and at all times hereafter make, do, execute or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances, without further consideration, which may reasonably be required to give full effect to the terms of this Agreement or to vest in any other Party such other Party’s full rights and entitlements hereunder (including that the Company shall procure any required alternation to the memorandum and articles of associate of the Company to resolve any conflict or inconsistency with the Deed of Adherence upon any conversion, if applicable. Notwithstanding the generality of the foregoing, the Company and the other Warrantors shall provide such reasonable assistance to the Purchaser as may be reasonably requested by the Purchaser from time to time to the extent necessary to satisfy mandatory requests from the statutory auditors of or competent Governmental Entities having authority over the Purchaser, Nestlé S.A. and/or Société des Produits Nestlé S.A).

Section 5.4     Reservation of Shares. At all times for so long as the Note remains outstanding, the Company shall take all actions necessary to have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the aggregate number of Conversion Shares necessary to provide for the complete issuance of the Conversion Shares underlying the Note.

Section 5.5     Use of Proceeds. The Company shall use the proceeds received from the issuance of the Note in the ordinary course of the Main Business in compliance with applicable law.

Section 5.6     Pre-Closing Covenants. From the date of this Agreement until the Closing Date, the Warrantors shall procure each Group Company to, take all reasonable measures to preserve and protect the assets of Group Companies, conduct the existing business of the Group Companies and maintain the relationships with suppliers, partners, clients and employees in the ordinary course of business in a manner consistent with past practice and prudent business practices, ensure the normal operation of the Group Companies, and ensure that there is no material adverse change to the goodwill and operations of the Group Companies.

ARTICLE VI

INDEMNIFICATION

Section 6.1     Indemnification. The Warrantors (each an “Indemnifying Party”) shall jointly and severally indemnify and hold the Purchaser and its Affiliates, and their respective directors, officers, employees, advisors and agents (each an “Indemnified Party”) harmless from and against any losses, claims, damages, fines, costs, expenses and liabilities of any kind or nature whatsoever, including but not limited to any reasonable investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of any breach or violation of, or inaccuracy in, any representation, warranty, agreement or covenants of any Indemnifying Party contained in this Agreement.

Section 6.2     Specific Indemnification. Without limiting the generality of Section 6.1, and whether or not any representations, warranties or covenants have been provided by the Warrantors in favor of the Purchaser, and notwithstanding anything to the contrary herein, the Warrantors shall also indemnify and hold harmless each applicable Indemnified Party against any and all Losses suffered by such Indemnified Party resulting from, arising out of, or due to, directly or indirectly, (i) any and all liabilities to tax, (including, without limitation, withholding and other relevant taxes, and amounts payable to tax authorities, whether such amounts are due as taxes, interest, or fines) which has been made or may hereafter be made against any Group Company wholly or substantially in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any Group Company, in each case on or before the Closing, including (without limitation) the settlement of any claim for any such taxes (including, without limitation, withholding and other relevant taxes); and (ii) any claim made or may hereafter be made against any Group Company for any failure on or before the Closing to pay for social insurance premiums and housing accumulation funds in full for all employees of such Group Company and its branches in the PRC.

Section 6.3     Third-Party Payments. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments that have been actually received by the Indemnified Party with respect to such Losses, if any.

Section 6.4     Tax Gross Up. If, in respect of or in connection with any indemnification claim against any Indemnifying Party under this Agreement, any amount payable to any Indemnified Party is subject to taxation (including any charge, tax, duty, levy, impost and withholding having the character of taxation, wherever chargeable, imposed for support of national, state, federal, cantonal, municipal or local government or any other Governmental Entity, including (without limitation) tax on gross or net income, profits or gains, taxes on receipts, sales, use, occupation, franchise, transfer, value added, real property, immovable property, land-use right and personal property), such additional amounts shall be paid to the Purchaser or such Indemnified Party so as to ensure that the net amount received by the Purchaser or such Indemnified Party is equal to the full amount payable to the Purchaser or such Indemnified Party under this Agreement.

Section 6.5     Limitation of Liability. Notwithstanding anything to the contrary contained herein,

(a)     for any claim for the recovery of indemnifiable Losses made based on Section 6.2, no Indemnified Party shall be entitled to recover from the Indemnifying Party for any indemnifiable Losses until the total amount which such Indemnified Party would recover thereunder exceeds US$10,000,000, in which case such Indemnified Party shall be entitled to recover the indemnifiable Losses for the entire amount of such Losses minus US$10,000,000.

(b)     for any claim for the recovery of indemnifiable Losses other than those made based on Section 6.2, no Indemnified Party shall be entitled to recover from the Indemnifying Party for any indemnifiable Losses until the total amount which such Indemnified Party would recover thereunder exceeds US$1,000,000, in which case such Indemnified Party shall be entitled to recover the indemnifiable Losses for the entire amount of such Losses minus US$1,000,000.

(c)     the Warrantors’ accumulative aggregate liabilities to all applicable Indemnified Parties under this Agreement shall in no event be higher than the Purchase Price.

(d)     The aforesaid limitations shall not limit the liabilities of the Warrantors for fraud or willful misconduct by any Group Company.

ARTICLE VII

MISCELLANEOUS

Section 7.1     Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive the Closing Date and shall terminate and be without further force or effect on the date that is twenty-four (24) months from and after the Closing Date, provided however, the Fundamental Warranties and the Tax Warranties shall survive the Closing Date and shall terminate and be without further force or effect on the date that is three (3) years from and after the Closing Date. The obligations under and any claim relating to the matters arising under Section 6.2 shall survive the Closing Date and shall terminate and be without further force or effect on the date that is six (6) years from the Closing Date. None of the limitations contained in this Section 7.1 shall apply to any claim if and to the extent it arises as a result of any acts of fraud or fraudulent misrepresentation.

Section 7.2     Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be the Hong Kong Special Administrative Region. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 7.3     Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 7.4     Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Warrantors, and their respective heirs, successors and permitted assigns.

Section 7.5     Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, except that the Purchaser’s rights and obligations hereunder may be (i) wholly (but not in part) assigned to one (but not more than one at a time) Affiliate of the Purchaser or (ii) assigned on a proportionate basis and to the extent applicable to any Affiliate of the Purchaser (x) to whom the Purchaser transfers any portion of the Note as permitted under the Note immediately before such portion is converted into Conversion Shares or (y) to whom the Purchaser transfers any Conversion Shares, without the consent of any other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 7.6     Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to any Warrantor, at:

New Ruipeng Pet Group Inc.

11h Floor, Building B, Kingkey Timemark

No.9289 Binhe Boulevard, Futian District

Shenzhen, Guangdong Province 518042

The People’s Republic of China

E-mail: ***

Attn: Song Tiezheng

If to the Purchaser, at:

NESTLE TREASURY CENTRE - MIDDLE EAST & AFRICA LTD.

Office S21-08, South Tower, Emirates Financial Towers, Dubai International Financial Center, P. O. Box 17327, Dubai, United Arab Emirates

E-mail: ***

Attn: Maple Zhang, Nicolas Heffinck, Alejandro Mila Valle and Osvaldo Ernesto Baglietto

Any Party may change its address for purposes of this Section 7.6 by giving the other Party written notice of the new address in the manner set forth above.

Section 7.7     Entire Agreement. This Agreement, the Note together with the Lock-up Agreement constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by such agreements.

Section 7.8     Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 7.9     Fees and Expenses. Except as otherwise provided in this Agreement, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 7.10     Confidentiality. (a) each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its Representatives in connection with this Agreement or the transactions contemplated hereby, other than to its Representatives who have a need to know such information, and (b) each Party shall ensure that its Representatives to whom any such non-public information is disclosed keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, provided, however, that nothing in this Agreement shall restrict any party from disclosing information (i) that is already publicly available not as a result of a breach of this section, or (ii) subject to Section 7.13, that may be required by applicable law, statute, treaty, rule, regulation, order, right, privilege, qualification, license or franchise or determination of a Governmental Entity.

Section 7.11     Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.12     Termination. In the event that the Closing shall not have occurred by sixty (60) days following the date hereof, either the Company or the Purchaser may terminate this Agreement with no further force or effect, except for the provisions of ARTICLE VII, which shall survive any termination under this Section 7.12, provided that (a) no Party who is then in a material breach of this Agreement shall be entitled to terminate this Agreement, and (b) such termination shall be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

Section 7.13     Description of Purchaser.

(a)     The Company shall afford the Purchaser a reasonable opportunity to review and comment on any description of the Purchaser and the transaction contemplated by this Agreement that is to be included in the Registration Statement or other SEC filings required in connection with the Offering.

(b)     The Purchaser hereby consents and undertakes to promptly provide a description of its organization and business activities to the Company to the extent reasonably required by the Company as necessary to be included in the Registration Statement and the prospectus therein (the “Purchaser Description”) to be used solely in the Registration Statement and the prospectus therein, and hereby represents that its Purchaser Description will be true and accurate in all material respects and will not be misleading in any material respect.

(c)     The Purchaser hereby agrees and consents to the use of and references to its name, the inclusion of any description of the Purchaser consistent with the Purchaser Description, and the disclosure of the transactions contemplated under this Agreement in the Registration Statement and other SEC filings required in connection with the Offering and any press release or other marketing materials mutually agreed to by the Company and the Purchaser, and the filing of this Agreement as an exhibit to the Registration Statement and other SEC filings required in connection with the Offering.

(d)     The Purchaser acknowledges that the Company will rely upon the truth and accuracy of its Purchaser Description in the preparation of the Registration Statement and the prospectus therein, and it agrees to notify the Company promptly in writing if any of the content contained therein ceases to be accurate and complete or becomes misleading; provided that, for the avoidance of doubt, following the consummation of the Offering, the Purchaser is not required to notify the Company of any update of its Purchaser Description that takes place thereafter.

Section 7.14     Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 7.15     Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 7.16     No Waiver. Except as specifically set forth herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.17     Certain Rights. The Parties acknowledge and agree that the Purchaser is entitled to certain rights as a holder of the Note or as a shareholder of the Company (as applicable) on terms and subject to the conditions specified in the Note and the Deed of Adherence.

Section 7.18     References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to this Agreement. The words “hereof”, “hereunder” and “hereto”, and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, restated, consolidated, supplemented, novated or replaced from time to time.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

New Ruipeng Pet Group Inc.

By:	/s/ Yonghe PENG
Name:	Yonghe PENG 彭永鹤
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

HHRP Holdings (Cayman) Inc.

By:	/s/ Haihong LIU
Name:	Haihong LIU
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

HHRP Holdings Limited

By:	/s/ Haihong LIU
Name:	Haihong LIU
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of New Ruipeng Pet Healthcare Group Co., Ltd. (新瑞鹏宠物医疗集团有限公司)

By:	/s/ Yonghe PENG
Name:	Yonghe PENG 彭永鹤
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Skyfield Holdings (Cayman) Inc.

By:	/s/ Haihong LIU
Name:	Haihong LIU
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Skyfield Holdings Limited

By:	/s/ Haihong LIU
Name:	Haihong LIU
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of Skyfield (Shanghai) Investment Co., Ltd. (瓴域(上海)投资有限公司)

By:	/s/ Yonghe PENG
Name:	Yonghe PENG 彭永鹤
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Concordia Holdings Limited

By:	/s/ Haihong LIU
Name:	Haihong LIU
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Concordia Pet Care Limited

By:	/s/ Yufei HE
Name:	Yufei HE 何玉菲
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of Skyfield (Shenzhen) Investment Co., Ltd.（瓴域(深圳)投资有限公司）

By:	/s/ Yonghe PENG
Name:	Yonghe PENG 彭永鹤
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of Yunchong (Beijing) Animal Hospital Technology Co., Limited (云宠(北京)动物医疗科技有限公司)

By:	/s/ Rong WANG
Name:	Rong WANG 王榕
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of Shanghai Anan Pet Co., Limited (上海安安宠物有限公司)

By:	/s/ Rong WANG
Name:	Rong WANG 王榕
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of Shanghai Ce Er Xing Management and Consulting Co., Limited (上海策而行企业管理咨询有限公司)

By:	/s/ Rong WANG
Name:	Rong WANG 王榕
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

/s/ Seal of Qingdao Ainuo Animal Hospital Management Co., Limited (青岛爱诺动物医院管理有限公司)

By:	/s/ Shuxin LIU
Name:	Shuxin LIU 刘树新
Title:	Authorized Representative

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

NESTLE TREASURY CENTRE - MIDDLE EAST & AFRICA LTD.

By:	/s/ OSVALDO BAGLIETTO
Name:	OSVALDO BAGLIETTO
Title:	MANAGER

Schedule 1

List of Major Subsidiaries

Schedule 2

Definitions

In this Agreement, unless the context otherwise requires the following words and expressions have the following meanings:

1.     “Affiliate” means (i) in the case of a person other than a natural person, any other person that directly or indirectly Controls, is Controlled by or is under common Control with such person; and (ii) in the case of a natural person, any other person that directly or indirectly is Controlled by such person, or a Relative of such person or any other person that directly or indirectly Controlled by a Relative of such person.

2.     “Anti-Corruption Law” means: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time; (iii) the UK Bribery Act 2010; (iv) the PRC Criminal Law, (v) the PRC Anti-Unfair Competition Law and (vi) any other applicable law which: (x) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or (y) is broadly equivalent to (ii) or (iii) or was intended to enact the provisions of the OECD Convention described in (i) or which has as its objective the prevention of corruption.

3.     “Anti-Money Laundering Laws” means applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all Switzerland, PRC, U.K. and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity. “Control” of a given person means (i) holding 50% or more of the issued shares, other equity interest or registered capital of that entity or (ii) the power or authority, to determine the management and policies of such entity, whether through the ownership of more than fifty percent (50%) voting right of that entity, through the voting proxy of more than fifty percent (50%) voting right of that entity, through the power to control the composition of a majority of the board of directors of such entity or through contractual arrangement or other means. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

4.     “Disclosed Information” means: the package of documents and information provided by the Company, through its legal adviser, to the Purchaser’s legal adviser, in an email with the subject “[CONFIDENTIAL] Ruipeng Disclosures to Nestle,” on November 29, 2022, and the Disclosure Schedule.

5.     “Disclosure Schedule” means Schedule 4 to this Agreement.

6.     “Encumbrance” shall mean (a) any mortgage, charge, pledge, lien, hypothecation, deed of trust, title retention, title defect, security interest, encumbrance or other third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any person, any other restriction or limitation; (b) any easement or covenant granting a right of use or occupancy to any person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any person; and (d) any adverse claim as to title, possession, or use, and includes any agreement or arrangement for any of the same.

7.     “fairly disclosed” means facts, matters or other information which have been included or provided or referred to in the Disclosed Information in such a manner and with such detail that a prudent person who is knowledgeable in the relevant field reviewing the relevant information should reasonably be able to identify the financial, legal, commercial or other relevance of such disclosure.

8.     “Governmental Entity” shall mean any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange.

9.     “Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction (whether temporary or permanent) or other similar determination or finding by, before or under the supervision of any Governmental Entity.

10.     “Group Companies” or “Group” means collectively the Company and the entities and branches, directly or indirectly, Controlled by the Company, and a “Group Company” shall mean any of them.

11.     “Main Business” means the business conducted by the Group Companies, which includes animal hospital, animal grooming, sale of animal food and products, and other pet-related businesses, including but not limited to the internet, software development, education and training, supply chain, media, etc.

12.     “Material Adverse Effect” means any change, effect, event, state of fact or development that, individually or in the aggregate with any other changes, effects, events, states of facts or developments, which has had resulted in or would reasonably be expected to result in a material adverse effect on (i) the financial condition, assets, liabilities, results of operations, business, or operations of the Group Companies taken as a whole; or (ii) the ability of any Warrantor to consummate the transactions contemplated by this Agreement and to timely perform its obligations under the Agreement, in each case except to the extent that any such Material Adverse Effect results from (a) changes in applicable laws or generally accepted accounting principles that are generally applicable to comparable companies, (b) changes in general economic and market conditions, which do not have a unique or disproportionate impact on the Group Companies taken as a whole when compared to other entities operating in the same industry and the same markets, (c) the taking or refraining from taking of any action required to be taken or refrained from being taken under this Agreement or (d) any action taken by, or at the request of, any Purchaser.

13.     “person” means any individual, company, corporation, partnership, trust, government, department or agency of government, the Governmental Entity or other entity.

14.     “PRC” means the People’s Republic of China but, solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the territory of Taiwan.

15.     “Public Official” means any person who is (i) employed by, is acting in an official capacity for, or performs public functions (e.g., professionals working for water authorities or planning officials) for any Governmental Entity or any state-owned or Controlled entity, (ii) elected, appointed, or holds a legislative, administrative, or judicial position; or (iii) a candidate for political office and political party officials (including political parties themselves).

16.     “Relative” means a husband, wife and husband’s or wife’s father, mother, grandparent, son, daughter, grandchild, brother, sister, uncle, aunt, nephew, niece, or grand grandparent.

17.     “Representatives” means, with respect to any person, its Affiliates, its and its Affiliates’ respective directors, officers, employees, agents, members, legal and financial advisers, accountants and consultants.

18.     “Shareholders’ Agreement” means the amended and restated shareholders’ agreement of the Company dated September 25, 2020, as may be amended from time to time.

19.     “Tax Warranty” means any of the Business Warranties as set forth in paragraph 12 of Schedule 3.

20.     “Transaction Document” means this Agreement, the Note, the Deed of Adherence, and any agreement, instrument, document or guarantee entered into in connection with this Agreement, or any other document as may be designated as a “Transaction Document” as agreed between the Company and the Purchaser.

Schedule 3

Business Warranties

1.

Compliance with Laws; Consents and Permits. Except as fairly disclosed in the Disclosed Information, (i) none of the Group Companies is in violation of any applicable law, statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties in any material respect, (ii) each Group Company has all material permits, licenses and any similar authority necessary for the conduct of its business as now being conducted and as proposed to be conducted by it, (iii) none of the Group Companies is in default under any of such material permits, licenses and any similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such material permits, licenses and any similar authority issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out by such Group Company in material aspects, and (iv) in respect of any such material permits, licenses and any similar authority which are subject to periodic renewal by any Governmental Entity, to the knowledge of the Warrantors, none of the Group Company has any reasonable reason to believe that such requisite renewals will not be granted by the relevant Governmental Entities.

2.

Compliance with Other Instruments and Agreements. No Group Company is in, nor shall the conduct of its business as currently or proposed to be conducted result in, any violation, breach or default of any term of its constitutional documents (which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies and the like) in any material respect.

3.

Liabilities. Except for as fairly disclosed in the Financial Statements (as defined below), as incurred with respect to the ordinary course of business of any of the Group Companies, or as incurred with financial institutions, the Group Companies do not have any material indebtedness as of the date hereof for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which any Group Company has otherwise become directly or indirectly liable.

4.

Title to Properties and Assets. Except as fairly disclosed, each Group Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all machinery, equipment, furniture, fixtures, vehicles and other properties and assets material for its business as currently conducted.

5.

Real Property. No Group Company owns any real property. With respect to each of the real properties occupied or otherwise used for the Group Companies’ business as currently conducted, the Group Company has valid and binding leasehold interests in all such real properties, free of any Encumbrance of any party other than the lessors of such property and assets (as applicable), except as fairly disclosed.

6.

Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of the Group Companies, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority. Except as fairly disclosed, each Group Company (i) has developed and owns free and clear of all Encumbrances, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted, to the knowledge of the Warrantors, without any conflict with or infringement of the rights of others. Except as fairly disclosed, none of the Group’s Proprietary Assets, and the validity or subsistence of the Group Companies’ right, title and interest therein, is the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification, or has during the past three years been the subject of any challenge, claim or proceeding, and to the knowledge of the Warrantors, there are no facts or matters which might give rise to any such challenge, claim or proceedings.

7.

Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that are material to the conduct and operations of its business and properties and the Transaction Documents (collectively, the “Material Contracts”), are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and all the other parties thereto. There are no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Contracts which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Contract. For purposes of this paragraph, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of RMB30,000,000, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), or (iv) the termination of which would otherwise be reasonably likely to have a Material Adverse Effect.

8.

Litigation. Except as fairly disclosed, there is no material action, suit, proceeding, claim, arbitration or investigation (“Action”) in a single amount of more than RMB2,000,000 pending against any Group Company.

9.

Disclosure. No representation or warranty by the Warrantors in this Agreement and no information or materials provided by the Group Companies to the Purchaser in connection with its due diligence investigation of the Group Companies or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

10.

Financial Statements. The consolidated financial statements (“Financial Statements”) as of June 30, 2022 (“Balance Sheet Date”) and as of December 31, 2020 and 2021 respectively of the Company (a) are prepared in accordance with the books and records of each Group Company, (b) are true, correct and complete and present fairly the financial condition of the Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the Financial Statements disclose all of the Group Companies’ material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with GAAP. Except as fairly disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity that is not a Group Company. The Group Companies maintain a standard system of accounting established and administered in accordance with GAAP.

11.

Activities Since Balance Sheet Date. Since the Balance Sheet Date, (a) the Group Companies, taken as a whole, have conducted their respective businesses in ordinary course, in substantially the same manner in which they had been previously conducted, and (b) with respect to the Group Companies, taken as a whole, there has not been:

(i).

any change in the assets, liabilities, financial condition or operating results of the Group Companies from that reflected in the Financial Statements, except for changes in the ordinary course of business or those that have not, in the aggregate, resulted in any Material Adverse Effect;

(ii).

any material change in the contingent obligations of the Group Companies by way of guarantee, endorsement, indemnity, warranty or otherwise, except for changes in the ordinary course of business or those that have not, in the aggregate, resulted in any Material Adverse Effect;

(iii).	any damage, destruction or loss, whether or not covered by insurance, having any Material Adverse Effect, except for the damage or destruction or loss in the ordinary course of business;

(iv).

any waiver or compromise by the Group Companies of a valuable right or of a material debt owed to it, except for the waiver or compromise in the ordinary course of business or those that have not, in the aggregate, resulted in any Material Adverse Effect;

(v).

any satisfaction or discharge of any lien, claim or other Encumbrance or payment of any obligation by the Group Companies, except for the satisfaction, discharge or payment made in the ordinary course of business or the satisfaction, discharge or payment that is not material to the assets, properties, financial condition, operating results or business of the Group Companies;

(vi).

any material change or amendment to a Material Contract or arrangement by which a Group Company or any of its assets or properties is bound or subject, except for changes in the ordinary course of business or those that have not, in the aggregate, resulted in a Material Adverse Effect;

(vii).

any mortgage, pledge, transfer of a security interest in, or lien created by the Group Companies, with respect to their material properties or assets, except liens for taxes not yet due or payable, or the mortgage, pledge, transfer of a security interest in or lien in the ordinary course of business or those that have not, in the aggregate, resulted in a Material Adverse Effect;

(viii).

any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$5,000,000 or in excess of US$20,000,000 in the aggregate, except those incurred in the ordinary course of business of the Group Companies;

(ix).	any transactions out of ordinary course of business with any of the Major Members;

(x).	any failure to conduct business in the ordinary course, consistent with the Group Companies’ reasonably prudent past practices; or

(xi).	any dividend or other distributions declared or made by any Group Company.

12.

Tax Matters. Since December 3, 2019, the Group Companies have complied in material respects with applicable laws relating to the taxes and have paid or made provision for the payment of all taxes that have become due pursuant to the tax returns, applicable laws or otherwise. Since December 3, 2019, the Group Companies have complied in material respects with applicable laws relating to the withholding of taxes and, subject to the foregoing, have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be withheld and paid over under applicable laws.

13.

Information Technology and Data. The Group Companies have complied with all applicable laws regarding cybersecurity, data protection and personal information protection in all material respects. To the knowledge of the Warrantors, none of the Group Companies is currently subject to any cybersecurity review under the Cybersecurity Review Measures of the PRC. To the knowledge of the Warrantors, none of the Group Companies holds any “important data” as defined under the Regulations on Network Data Security Management (Draft fort Comments) (网络数据安全管理条例(征求意见稿)), released on November 14, 2021. Except as fairly disclosed, none of the Group Companies has experienced any known or alleged data breach within the last three years, including claims or complaints by individuals against any Group Companies for breach of data protection legislation in any material respect. The Group Companies have adopted to ensure personal information processing conforms to the provisions of laws and administrative regulations, and prevent unauthorized access to as well as leaks or theft, distortion, or deletion of personal information.

14.

Interested Party Transactions. None of the Ruipeng Management Members (as defined in the Shareholders’ Agreement) or any of their respective Affiliates (collectively, the “Major Members”) or any Affiliate of the Company (except for the Group Companies) has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). None of the Major Members has any direct or indirect ownership interest in any firm or corporation (except for a Group Company) with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with the Group Companies. None of the Major Members (except for the Group Companies) conducts any business that is similar to or competitive with the Main Business, and none of the Ruipeng Management Members or any of their Affiliates is a shareholder, director, employee, consultant, representative or agent of any of the foregoing persons. None of the Ruipeng Management Members or any Affiliate of such Ruipeng Management Member has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Group Companies any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

15.

Obligations of Ruipeng Management Member. Each Ruipeng Management Member is currently devoting substantially all of his working time to the conduct of the business of the Group Companies. None of the Group Companies is aware that any Ruipeng Management Member intends to terminate his employment, nor does such Group Company has a present intention to terminate the employment of any Ruipeng Management Member. None of the Ruipeng Management Members is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Ruipeng Management Member’s ability to promote the interest of any Group Company or that would conflict with any Group Company’s business as proposed to be conducted. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of any Group Company’s business by the Ruipeng Management Members, nor the conduct of any Group Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any Ruipeng Management Member is now obligated. Each Ruipeng Management Member has entered into an employment agreement, a confidentiality agreement, and a non-compete agreement with the Group Companies.

16.

Employee Matters. Except as fairly disclosed, each Group Company has complied with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions, lowest salary, working hours or the like, in all material aspects.

17.

Environment. Except as fairly disclosed, to the knowledge of the Warrantors, (i) each of the Group Companies is in material compliance with applicable laws concerning health, safety or matters related to pollution or protection of the environment which are applicable to any of the Group Companies (the “Environmental Law”), and (ii) each of the Group Companies has obtained all material permits required by it under the Environmental Law from the competent government authority, if any, for the conduct of its business, except in the case of (i) and (ii) where the failure to be so in compliance or receive such permits would not cause a severe interruption of the businesses of the Group Companies taken as a whole.

18.

Accuracy of Information. As of their respective filing dates, or if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the registration statements and other documents filed or furnished by the Company with the SEC or the applicable stock exchange together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein (collectively, the “Filed Documents”) complied in all material respects with the applicable requirements of the Securities Act, the United States Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Filed Documents (as the case may be) and (B) none of the Filed Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

19.

Anti-Corruption. None of the Group Companies and their respective directors or senior officers nor (to the knowledge of the Warrantors) any other persons acting on behalf of any Group Company has offered, paid, promised to pay or authorised the payment of any money, or offered, given, promised to give or authorised the giving of anything of value, to any Public Official or to any person under circumstances where such person knew or had reasonable reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Public Official, for the purpose of (a) influencing any act or decision of any Public Official in his official capacity, (b) inducing any Public Official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage or (d) inducing any Public Official to influence or affect any act or decision of any Governmental Authority, in each case in order to assist any Group Company in obtaining or retaining business for or with, or directing business to, any Group Company or in connection with receiving any approval of the transactions contemplated under the Transaction Documents.

20.

Anti-Money Laundering. The operations of the Company and each other Group Company are, and have at all times been, conducted in compliance with all Anti-Money Laundering Laws and to the knowledge of the Warrantors, no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Anti-Money Laundering Laws is pending and, to the knowledge of the Warrantors, no such actions, suits or proceedings are threatened or contemplated.

21.

Internal Controls. The Group has designed, implemented and continued to maintain reasonable internal policies, procedures, and controls reasonably designed to ensure compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including reasonable policies, procedures, and controls reasonably designed to ensure procure that none of the Group Companies and persons acting on behalf any Group Company make payments in violation of Anti-Corruption Laws and Anti-Money Laundering Laws.

Schedule 4

Disclosure Schedule

Exhibit A

Form of Convertible Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CONVERTIBLE NOTE

Date of Issuance: [            ], 2022

US$50,000,000

FOR VALUE RECEIVED, New Ruipeng Pet Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby issues to NESTLE TREASURY CENTRE - MIDDLE EAST & AFRICA LTD., a company incorporated under the laws of Dubai (the “Purchaser”), this convertible note (the “Note”) with a principal amount of US$50,000,000 (the “Principal Amount”) and a maturity date on [            ], 2023 (the “Maturity Date”).

The Note is issued pursuant to the Convertible Note Purchase Agreement, dated             , 2022, by and between the Company and the Purchaser (the “Convertible Note Purchase Agreement”), and is subject to the terms and conditions thereof. In case of any conflict between the Note and the Convertible Note Purchase Agreement, the provisions of the Convertible Note Purchase Agreement shall control and govern. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Convertible Note Purchase Agreement.

The following is a statement of the rights of the Purchaser and the conditions to which the Note is subject, and to which the Purchaser, by the acceptance of the Note, agrees:

1.

Interest. The Note shall bear interest only if the Principal Amount or any portion of it is required to be repaid or is prepaid as expressly provided in Section 3(g), 3(h) or 5(a) or if otherwise agreed in writing. If the Principal Amount or any portion of it is repaid otherwise in accordance with the Note or is duly converted into the Conversion Shares in accordance with the Note, no interest shall accrue thereon.

2.

Seniority. The Note ranks senior in right of payment to any of the Company’s other indebtedness that is expressly subordinated in right of payment to the Note and pari passu in right of payment to any of the Company’s other unsecured indebtedness and liabilities that are not so subordinated.

3.	Conversion and Repayment.

(a)     IPO Conversion Amount. Subject to Section 3(c), US$25,000,000 of the Principal Amount (the “IPO Conversion Amount”) shall be converted into Conversion Shares (as defined below) in the following manner:

(i)

If the Company completes a Qualified Subsequent Private Equity Financing prior to an Offering and no Specified Event has occurred by then, the IPO Conversion Amount shall be automatically converted upon the completion (where there are multiple completions, the first completion) of such Qualified Subsequent Private Equity Financing into a number of Conversion Shares equal to the higher of (x) the amount determined on the basis of the same pre-money equity valuation of the Company implied in such Qualified Subsequent Private Equity Financing and (y) the Minimum Number.

(ii)

If no Qualified Subsequent Private Equity Financing is completed prior to an Offering and an Offering is completed on an internationally recognized stock exchange in the US or Hong Kong (such Offering, the “Qualified Offering”) and no Specified Event has occurred by then, then, concurrently with the completion of the Qualified Offering, the IPO Conversion Amount shall be automatically converted into a number of Conversion Shares equal to the higher of (x) the quotient obtained by dividing the IPO Conversion Amount by the IPO Conversion Price (as defined below) and (y) the Minimum Number.

(iii)

If no Qualified Subsequent Private Equity Financing is completed prior to an Offering and an Offering which is not a Qualified Offering (such Offering, the “Alternative Offering”) is completed, then, the Purchaser shall have the option (but shall not be obliged) to, by written notice to the Company (“Conversion Exercise Notice”) at least seven (7) Business Days in advance, either (x) convert the IPO Conversion Amount concurrently with the completion of the Alternative Offering, into a number of Conversion Shares equal to the higher of (A) the quotient obtained by dividing the IPO Conversion Amount by the IPO Conversion Price and (B) the Minimum Number or (y) convert the IPO Conversion Amount at any time following the completion of the Alternative Offering, into a number of Conversion Shares equal to the higher of (A) the quotient obtained by dividing the IPO Conversion Amount by the Five-Day Average Price (or by dividing the IPO Conversion Amount by the IPO Conversion Price if the conversion is to take place on or prior to the fifth (5th) trading day following the completion of the Alternative Offering) and (B) the Minimum Number.

(b)     Remaining Conversion Amount. Subject to Section 3(c), the remaining US$25,000,000 of the Principal Amount (the “Remaining Conversion Amount”) shall be converted in the following manner:

(i)

If the Company completes any Qualified Subsequent Private Equity Financing prior to an Offering, the Purchaser shall have the option (but shall not be obliged) to, by Conversion Exercise Notice at least seven (7) Business Days in advance, convert the Remaining Conversion Amount upon the completion of any such Qualified Subsequent Private Equity Financing into a number of Conversion Shares equal to the higher of (x) the amount determined on the basis of the same pre-money equity valuation of the Company implied in such Qualified Subsequent Private Equity Financing and (y) the Minimum Number (such option, the “Pre-IPO Conversion Option”).

(ii)

If no Pre-IPO Conversion Option has been exercised prior to an Offering and an Offering is subsequently completed, then subject to Section 3(b)(iii) below, the Purchaser shall have the option (but shall not be obliged) to, by Conversion Exercise Notice at least seven (7) Business Days in advance, convert the Remaining Conversion Amount at any time following the completion of the Offering, into a number of Conversion Shares equal to the higher of (A) the quotient obtained by dividing the Remaining Conversion Amount by the Five-Day Average Price (or by dividing the Remaining Conversion Amount by the IPO Conversion Price if the conversion is to take place on or prior to the fifth (5th) trading day following the completion of the Offering) and (B) the Minimum Number (such option, the “Post-IPO Conversion Option”).

(iii)

Notwithstanding Section 3(b)(ii) above, if (A) no Pre-IPO Conversion Option has been exercised prior to an Offering, (B) a Qualified Offering is subsequently completed and is completed by December 31, 2025, (C) the average closing price of the Company’s ADSs (or Ordinary Shares, as applicable) quoted on the stock exchange where such ADSs (or Ordinary Shares, as applicable) are listed during the last five (5) trading days of the Lock-up Period (such average price of ADSs divided by the number of Ordinary Shares represented by one ADS, or, if Ordinary Shares are listed, such average price of Ordinary Shares, the “Lock-up Period Five-Day Average Price”) is higher than the Offering Price, (D) no Post-IPO Conversion Option has been exercised on or prior to the expiration of the Lock-up Period and (E) no Specified Event has occurred by then, then on the first day immediately after the expiry of the Lock-up Period, the Remaining Conversion Amount shall be automatically converted into a number of Conversion Shares equal to the higher of (x) the quotient obtained by dividing the Remaining Conversion Amount by the Lock-up Period Five-Day Average Price and (y) the Minimum Number.

(c)     Conversion Option Upon Maturity Date.

(i)

In the event that any portion of the Principal Amount has not been converted pursuant to Section 3(a) or 3(b) and has not been repaid otherwise in accordance with the Note prior to the Maturity Date, the Purchaser shall have the option (but shall not be obliged) to, by Conversion Exercise Notice at least seven (7) Business Days in advance, convert such portion of the Principal Amount on the Maturity Date into a number of Conversion Shares determined in accordance with (where Section 3(a) or 3(b) is also applicable) Section 3(a) or 3(b) or (where Section 3(a) or 3(b) is not applicable) based on valuation to be further agreed in good faith between the Purchaser and the Company (such option, the “Maturity Conversion Option”).

(ii)

If the Purchaser does not exercise the Maturity Conversion Option, then, to the extent permitted by applicable laws, the Maturity Date shall be extended by another 364 days (the so extended Maturity Date, the “Extended Maturity Date”), whereby during the extended period, all the terms of the Note shall continue to apply and the Maturity Conversion Option shall continue to apply with respect to the Extended Maturity Date, and if the Purchaser does not exercise the Maturity Conversion Option to convert upon the Extended Maturity Date, the Extended Maturity Date shall be extended by another 364 days and the extension process will be repeated until finally extended to December 31, 2026 (or such later date that may be further agreed by the Purchaser and the Company in writing, the “Final Repayment Date”), by when the Company shall be obliged to repay the outstanding Principal Amount and interest accrued thereon in accordance with Section 3(g). In the event any such extension cannot be achieved due to restrictions imposed by any applicable law or Governmental Order, the Company and the Purchaser shall discuss in good faith possible alternative arrangements relating to the Note.

(d)     No Fractional Shares. Upon the conversion of the Note into the Conversion Shares, in lieu of any fractional shares to which the Purchaser would otherwise be entitled, the Company shall pay the Purchaser cash equal to such fraction multiplied by the applicable conversion price.

(e)     Mechanics of Conversion. Upon any conversion in accordance with the Note, the Company shall as soon as practicable thereafter take all actions and execute all documents necessary to effect the issuance of the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) and deliver to the Purchaser a certificate or certificates for the number of fully paid Conversion Shares issuable upon such conversion in accordance with the Note and the updated register of members of the Company indicating that the Purchaser is the holder of such Conversion Shares, provided that to effect the full and final conversion of the Note, the Purchaser shall surrender the Note (or in lieu thereof shall deliver an affidavit of lost Note and indemnity therefor in a form to the reasonable satisfaction of the Company) to the Company in advance and the Company shall not be required to issue or deliver the relevant Conversion Shares upon the full and final conversion until the Purchaser has surrendered the Note (or in lieu thereof an affidavit of lost Note and indemnity therefor in a form to the reasonable satisfaction of the Company) to the Company. The issue of such Conversion Shares shall be effected upon the date of automatic conversion contemplated in accordance with the Note or upon the date of conversion set forth in the conversion notice issued by the Purchaser in compliance with the Note. In the event that the conversion takes place upon or following the completion of an Offering where ADSs are listed, the Company shall do and perform, or cause to be done and performed, all such acts and things (including to provide any consent or confirmation and to satisfy any other procedural or substantive requirements under the applicable deposit agreement) as may be necessary, in order to promptly facilitate the conversion of the Conversion Shares then held by the Purchaser into ADSs.

(f)     Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of any Conversion Shares.

(g)     Repayment by Final Repayment Date. Notwithstanding anything to the contrary in the Note, in the event that any Principal Amount (other than any portion of the Principal Amount already converted pursuant to this Section 3) remains outstanding as of the Final Repayment Date, the Company shall immediately repay to the Purchaser such outstanding amount together with interest accrued on such outstanding amount at a simple rate of 7% per annum to the Purchaser with respect to the outstanding amount for the period commencing from the Closing Date until the outstanding amount is repaid in full.

(h)     Voluntary Prepayment. The Company shall not have the right to prepay any portion of the IPO Conversion Amount. The Company may, by written notice to the Purchaser at least fifteen (15) Business Days in advance, prepay the whole (and not a portion) of the Remaining Conversion Amount at any time prior to the Remaining Conversion Amount having been converted or the Purchaser having exercised its option to convert the Remaining Conversion Amount in accordance with the Note (for the avoidance of doubt, prior to the Remaining Conversion Amount being prepaid by the Company in accordance with this Section 3(h), the Purchaser may choose to convert (in lieu of getting the Remaining Conversion Amount repaid), by a Conversion Exercise Notice at least seven (7) Business Days in advance, the Remaining Conversion Amount on a date prior to the prepayment date into a number of Conversion Shares determined in accordance with (where Section 3(a) or 3(b) is also applicable) Section 3(a) or 3(b) or (where Section 3(a) or 3(b) is not applicable) based on valuation to be further agreed in good faith between the Purchaser and the Company); provided that, if the Company elects to prepay the Remaining Conversion Amount, it shall also pay to the Purchaser an interest accrued on the Remaining Conversion Amount at a simple rate of 7% per annum to the Purchaser with respect to the Remaining Conversion Amount for the period commencing from the Closing Date until the Remaining Conversion Amount is prepaid in full.

(i)     Repayment upon Mutual Agreement. Notwithstanding anything to the contrary in the Note, the Company and the Purchaser may, at any time and from time to time, mutually agree to have the Note be repaid in advance (and/or the terms and conditions applicable to such repayment) in whole or in part.

(j)     Surrender of Note. Upon the full repayment of the outstanding amount under the Note, the Purchaser shall immediately surrender the Note to the Company (or in lieu thereof shall deliver an affidavit of lost Note and indemnity therefor in a form to the reasonable satisfaction of the Company).

(k)     Notification of Qualified Subsequent Private Equity Financing. The Company shall notify the Purchaser of any Qualified Subsequent Private Equity Financing before the earlier of (i) the signing of any definitive purchase agreement with respect to such Qualified Subsequent Private Equity Financing and (ii) fifteen (15) Business Days prior to the completion (where there are multiple completions, the first completion) of such Qualified Subsequent Private Equity Financing.

4.	Events of Default and Acceleration Events.

(a)     Events of Default. Each of the following events shall be considered an event of default (an “Event of Default”) with respect to the Note:

(i)	Failure to Convert. The Company fails to comply with its obligation to effect any conversion in accordance with the Note, and such failure continues for a period of ten (10) days thereafter.

(ii)

Misrepresentation. Any representation, warranty or statement made or deemed to be made by or on behalf of any Group Company in the Convertible Note Purchase Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(iii)

Breach of Other Obligations. Any Group Company fails to perform or comply with any of its obligations in the Note or any other Transaction Document in any material respect, provided that no Event of Default will occur under this Section 4(a)(iii) if the failure to perform or comply is capable of remedy and is remedied within thirty (30) days after the earlier of (i) the date on which the Purchaser gives notice to the Company and (ii) the date on which the Company or any other Group Company becomes aware of such failure to perform or comply.

(iv)

Repudiation. Any Group Company rescinds or repudiates (or purports to rescind or repudiate) the Note or the Convertible Note Purchase Agreement or evidences an intention to rescind or repudiate the Note or the Convertible Note Purchase Agreement.

(b)     Acceleration Events. Each of the following events shall be considered an acceleration event (an “Acceleration Event”) with respect to the Note:

(i)

Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Significant Subsidiaries (as defined below) (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) takes any action for the purpose of effecting any of the foregoing. “Significant Subsidiary” means any Major Subsidiary or any other subsidiary of the Company, the total assets or total revenues (after intercompany eliminations) of which exceeds fifteen percent (15%) of the consolidated total assets or total revenues of the Company and its Subsidiaries as of the end of the Company’s most recently completed fiscal year.

(ii)

Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Significant Subsidiaries, or of all or a substantial part of their property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its Significant Subsidiaries, or the debts thereof, under any bankruptcy, insolvency or other similar law now or hereafter in effect is commenced and either (i) an order for relief is entered or (ii) such proceeding is not be dismissed or discharged within forty-five (45) days of commencement.

(iii)

Winding up, etc. An order is made by any governmental authority having jurisdiction or an effective resolution is passed for the winding up, liquidation or dissolution of the Company or any of its Significant Subsidiaries (other than, in the case of a Significant Subsidiary of the Company, for the purposes of or pursuant to an amalgamation, reorganization or restructuring on the solvent basis, provided that the assets of such Significant Subsidiary subject to amalgamation, reorganization or restructuring are substantially retained by the Company directly or indirectly).

(iv)	Liquidation Event. The occurrence of any Liquidation Event (as defined in the Shareholders Agreement) or Disposal Transaction (as defined in the Shareholders Agreement).

(v)	Change of Control. The occurrence of any Change of Control.

(vi)	Redemption. Any shareholder of the Company becomes entitled to deliver a Redemption Notice (as defined in the Shareholders Agreement) to the Company in accordance with the Shareholders Agreement.

(vii)

Cross-default. Any Significant Indebtedness (as defined below) is not paid when due or (as the case may be) within any originally applicable grace period, or any such Significant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of any Group Company, or any Group Company fails to pay when due any amount payable by it under any guarantee or indemnity of any Significant Indebtedness. For the purpose of this clause, “Significant Indebtedness” means, with respect to each event mentioned above, one or more indebtedness owed by any Group Company to any shareholder of the Company in the form of loans or owed by any Group Company to any financial institution, together with an aggregate amount of no less than US$30,000,000 or its equivalent in any other currency or currencies.

(viii)

Unsatisfied Judgment. A final judgment or order for the payment of RMB100,000,000 (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against any Group Company, which judgment is not paid, bonded or otherwise discharged or stayed within forty-five (45) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

(ix)

Cease to be a Public Company. Following an Offering, (i) the Company’s ordinary shares (or ADSs, as applicable) cease to be publicly traded on such stock exchange where the Offering took place, or (ii) the Company receives any notice from the stock exchange where the Offering took place or the applicable securities regulator evidencing the final decision of such stock exchange or regulator on revocation of the listing or the delisting of the Company’s ordinary shares (or ADSs, as applicable), provided that in each case of (i) and (ii), no Acceleration Event shall occur under this Section 4(b)(ix) if at the time the event described in (i) or (ii) occurs, the Company’s ordinary shares or ADSs still remain publicly traded on another internationally recognized stock exchange.

(x)	Cessation of Business. The Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

(xi)

Unlawfulness and Invalidity. (i) It is finally determined by a Governmental Entity to be or becomes unlawful for any Group Company to perform any of its obligations under any Transaction Document (including any payment or conversion obligations). (ii) Any obligation or obligations of any Group Company under any Transaction Document (including any payment or conversion obligations) is not or ceases to be legal, valid, binding or enforceable. (iii) The Note or the Convertible Note Purchase Agreement ceases to be in full force and effect.

(xii)

Material Breach of Law. Any Group Company violates any applicable law, statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties (each a “Non-Compliance Event”), which causes or will cause a fine or other penalty to be imposed by a Governmental Entity on any Group Company to exceed (together with fines or other penalties on any Group Company resulting or arising from all other Non-Compliance Events) US$50,000,000 or its equivalent in any other currency or currencies in the aggregate.

(xiii)

Reputational Event. The occurrence of a Reputational Event. “Reputational Event” means any change, effect, event, state of fact or development that, individually or together with any one or more changes, effects, events, states of facts or developments, which (i) has had or would have a material adverse reputational impact or material reputational damages on (x) the Purchaser or any of its Affiliates or (y) the Company or any of its Affiliates and is as a result of fraud, fraudulent acts or willful misconducts on the part of the Company or any of its Affiliates, or (ii) has had or would have a material adverse reputational impact or material reputational damages on the Company or any of its Affiliates that would in turn be reasonably and objectively expected by the Purchaser to have a material adverse reputational impact on the Purchaser or any of its Affiliates as well, in each case as a result of the Purchaser’s investment in the Company.

(xiv)

Material Adverse Effect The occurrence of any change, effect, event, state of fact or development that, individually or together with any one or more changes, effects, events, states of facts or developments, which has had or would have a Material Adverse Effect.

(c)     Notification. The Company shall notify the Purchaser of any Specified Event promptly upon becoming aware of the occurrence of an event that in the Company’s reasonable judgment constitutes a Specified Event.

5.	Remedies. Upon the occurrence of an Event of Default or an Acceleration Event, at the Purchaser’s sole discretion, the Purchaser may:

(a)     by written notice to the Company, immediately and without expiration of any grace period, require (x) the outstanding Principal Amount (other than any portion of the Principal Amount already converted pursuant to Section 3 of the Note), and, solely in the case of an Event of Default (but not an Acceleration Event that does not also constitute an Event of Default), (y) interest accrued on such outstanding amount at a simple rate of 7% per annum to the Purchaser with respect to the outstanding amount for the period commencing from the Closing Date until the outstanding amount is repaid in full to become immediately due and payable by the Company;

(b)     by Conversion Exercise Notice to the Company, require conversion of the outstanding Principal Amount (other than any portion of the Principal Amount already converted pursuant to Section 3 of the Note) into a number of Conversion Shares determined in accordance with (where Section 3(a) or 3(b) is also applicable) Section 3(a) or 3(b) or (where Section 3(a) or 3(b) is not applicable) based on valuation to be further agreed in good faith between the Purchaser and the Company; and/or

(c)     exercise any and all other remedies granted to it at law, in equity or otherwise.

All payments made by or on behalf of the Company pursuant to this Section 5 shall be credited first to accrued interest due and payable and any remainder shall be applied to outstanding Principal Amount.

Upon the due conversion in full of the Note pursuant to and in accordance with the Note or the full repayment pursuant to and in accordance with the Note, any and all of the payment and conversion obligations of the Company under the Note and the Convertible Note Purchase Agreement shall be fully discharged.

6.

Default Interest. Notwithstanding anything to the contrary in the Note (including Section 1), if the Company fails to pay any amount payable by it under the Note on its due date (the “Due Date”), and such non-payment continues for a period of forty-five (45) days thereafter, then default interest shall accrue on the overdue amount at a simple rate of 14% per annum for the period commencing from the Due Date until the overdue amount is repaid in full. Any interest accruing under this Section 6 shall be immediately payable by the Company on demand by the Purchaser.

7.	Payments; Taxation.

(a)     All payments made by or on behalf of the Company under or in respect of the Note shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any tax or other authority, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. Where such withholding or deduction is made by the Company, the Company will pay such additional amounts as will result in receipt by the Purchaser after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required. Any reference in the Note to Principal Amount or interest shall be deemed to include any additional amounts in respect of Principal Amount or interest (as the case may be) which may be payable under this Section 7(a) or any undertaking given in addition to or in substitution of this Section 7(a).

(b)     All payments made by or on behalf of the Company under or in respect of the Note shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

8.

Undertakings. The undertakings by the Company in Exhibit A shall remain in full force and effect at all times from (and including) the Closing Date until the completion of an Offering for so long as any amount is outstanding under the Note.

9.

No Other Rights as Shareholder Prior to Conversion. For the avoidance of doubt, the Purchaser has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any provisions under the Convertible Note Purchase Agreement, or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise until the Note shall have been duly converted as provided for in the Note and the Convertible Note Purchase Agreement, other than such rights expressly set forth in Exhibit A to the Note and Section 7.17 of the Convertible Note Purchase Agreement. For the avoidance of doubt, the Purchaser shall be conferred with all rights of a shareholder holding Conversion Shares immediately upon any conversion in whole or in part of the Note with respect to such Conversion Shares.

10.

Termination of Rights. All rights under the Note shall automatically terminate when (a) all amounts owing on the Note have been paid in full or (b) the Note is converted in full pursuant to the Note. Upon the termination of all rights under the Note, the Note shall be surrendered by the Purchaser to the Company and the Note so surrendered shall be cancelled and shall not be reissued. For the avoidance of doubt, the Convertible Note Purchase Agreement shall not be terminated merely due to a termination of all rights under the Note, and shall remain in force and effect or terminate pursuant to the terms thereof.

11.

Amendments and Waivers; Notice. The amendment or waiver of any term of the Note shall be subject to the written consent of the Company and the Purchaser. The provision of notice shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

12.

Successors and Assigns. The Note applies to, inures to the benefit of, and binds, the successors and assigns of the parties hereto; provided, however, that no party hereto may assign its rights or obligations under the Note without the written consent of the other party hereto, except that (i) the Purchaser’s rights and obligations hereunder may be wholly (but not in part) assigned to one (but not more than one at a time) Affiliate of the Purchaser, who is not a U.S. Person, without the consent of the Company and (ii) any portion of the Note may be transferred by the Purchaser to any Affiliate of the Purchaser, who is not a U.S. Person, immediately before such portion is converted into Conversion Shares in accordance with the Note in order for such Affiliate to hold such Conversion Shares upon conversion. Any transfer of the Note may take effect by surrender of the Note to the Company and reissuance of a new note to the transferee.

13.

Governing Law; Dispute Resolution. The Note shall be governed by and construed under the laws of the State of New York. The resolution of any controversy or claim arising out of or relating to the Note shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

14.	Certain Additional Defined Terms. For the purpose of the Note, unless the context otherwise requires the following words and expressions have the following meanings:

“ADS” means American depositary share or any other depositary share if the Offering takes place on a stock exchange outside of the US.

“Change of Control” means any change of Control of the Company.

“Conversion Shares” means (i) with respect to any portion of the Principal Amount that is converted upon or following the completion of an Offering, the Ordinary Shares; (ii) with respect to any portion of the Principal Amount that is converted upon the closing of a Qualified Subsequent Private Equity Financing or otherwise prior to the completion of an Offering, Class B Ordinary Shares.

“Five-Day Average Price” means the average closing price of the Company’s ADSs (or Ordinary Shares, as applicable) quoted on the stock exchange where such ADSs (or Ordinary Shares, as applicable) are listed during the last five (5) trading days immediately prior to the date of the Conversion Exercise Notice divided by (if applicable) the number of Ordinary Shares represented by one ADS.

“IPO Conversion Price” means the price per ADS set forth on the cover of the Company’s final prospectus in connection with an Offering (the “Offering Price”) divided by the number of Ordinary Shares represented by one ADS; “IPO Conversion Price” and “Offering Price” shall be adjusted, mutatis mutandis, if the Offering is with respect to the listing of Ordinary Shares directly and not to the listing of ADS.

“Minimum Number” with respect to the conversion of either the IPO Conversion Amount or the Remaining Conversion Amount (as applicable), 65,082,399 (which shall be appropriately adjusted to take into account any bonus share issue, share subdivision, share combination, share split, recapitalization, reclassification or similar event affecting the share capital of the Company after the Closing Date).

“ODI Procedures” means approval, registration or filing procedures with competent PRC Governmental Entities in relation to outbound investment by PRC enterprises.

“Qualified Subsequent Private Equity Financing” means any round of bona fide private equity financing by way of issuance of shares by the Company (or by way of issuance of warrants by the Company to any non-Affiliated RMB Investor but only to the extent that it will provide a loan to a designated Group Company established in the PRC, which loan will directly or indirectly be converted into share capital of the Company upon exercise of the warrants following completion of ODI Procedures and other necessary procedures) raised from non-Affiliated persons by the Company after the Closing Date and prior to the completion of an Offering in which the largest participating investor is not an existing shareholder of the Company or any Affiliate of an existing shareholder (unless the existing shareholder is a Specified Shareholder) and the total cash proceeds raised by the Company (excluding, for the avoidance of doubt, any portion of the Note that may be converted in connection with such round) in such round is of US$50,000,000 or more.

“RMB Investor” means any person that is required to complete requisite ODI Procedures for any proposed sale and issuance of shares by the Company to such person.

“Specified Event” means an Event of Default, an Acceleration Event or a Strategic Investment Event.

“Specified Shareholder” means any shareholder of the Company set forth in Exhibit C and any of their respective Affiliates.

“Strategic Investment Event” means the entry into of legally binding documentation or the consummation of a transaction pursuant to which a Strategic Investor will become a holder of any equity security of any Group Company.

“Strategic Investor” means any person (or any person directly or indirectly operates under the brand name) set forth in Exhibit B and any of their respective Affiliates.

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IN WITNESS WHEREOF, the Company has executed the Note as of the date first above written.

New Ruipeng Pet Group Inc.

By:
Name:
Title:

Exhibit B

Deed of Adherence